Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to:

•	the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•	the financial statements of SBE Partners LP,

included in the Annual Reports of GeoResources, Inc. on Forms 10-K for the years ended December 31, 2011 and 2010, which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

August 24, 2012